UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 7, 2025

Baker Hughes Company

(Exact name of registrant as specified in charter)

Delaware	1-38143	81-4403168
(State of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

575 N. Dairy Ashford Rd., Suite 100
Houston, Texas	77079-1121
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (713) 439-8600

(former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Class A Common Stock, par value $0.0001 per share	BKR	The Nasdaq Stock Market LLC
5.125% Senior Notes due 2040 of Baker Hughes Holdings LLC and Baker Hughes Co-Obligor, Inc.	BKR40	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 7, 2025, Ganesh Ramaswamy tendered his resignation as Executive Vice President, Industrial & Energy Technology of Baker Hughes Company (the “Company”) in order to pursue another opportunity. The Company thanks Mr. Ramaswamy for his significant contributions to the Company and wishes him success in his future endeavors.

Effective October 24, 2025, Maria Claudia Borras, age 56, will assume the role of Executive Vice President, Industrial & Energy Technology on an interim basis in addition to her role as Chief Growth and Experience Officer. Ms. Borras is responsible for driving enterprise growth and enhancing customer experience, leading the commercial, regional and marketing organizations and driving transformation to energize business expansion across the company’s portfolio. Ms. Borras has more than 30 years of experience with Baker Hughes and the energy and energy technology industries. From 2022-2024, she served as Executive Vice President of Oilfield Services & Equipment, and from 2017-2022, she served as Executive Vice President of Oilfield Services.

There are no arrangements or understandings between Ms. Borras and any other person pursuant to which Ms. Borras was selected as an officer of the Company. There is no family relationship between Ms. Borras and any director or executive officer of the Company, and Ms. Borras is not a party to any transaction subject to Item 404(a) of Regulation S-K involving the Company or any of its subsidiaries.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BAKER HUGHES COMPANY

Dated: October 14, 2025	By:	/s/ Fernando Contreras
Vice President, Chief Compliance Officer & Corporate Secretary